Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”), relating to the Quantum Fuel Systems Technologies Worldwide, Inc. 2011 Stock Incentive Plan, of our report dated April 1, 2013, relating to our audit of the Company's consolidated financial statements as of December 31, 2012 and 2011, and for the year ended December 31, 2012, and the eight-month period ended December 31, 2011, and the related financial statement schedule for the year ended December 31, 2012, and the eight-month period ended December 31, 2011, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, which report includes an explanatory paragraph expressing substantial doubt regarding the Company's ability to continue as a going concern.

/s/ HASKELL & WHITE LLP

Irvine, California
June 7, 2013